News Release

Tutor Perini Reports Second Quarter 2020 Results

•	Strong operating cash flow of $92.2 million, the highest second-quarter result since the merger in 2008
•	Revenue of $1.3 billion in Q2-20, up 13% Y/Y, driven by 20% Y/Y growth on Civil segment projects
•	Double-digit revenue growth YTD across all segments despite COVID-19 impacts
•	Diluted earnings per share (“EPS”) of $0.37 in Q2-20, vastly improved Y/Y
•	Backlog remains robust at $10.0 billion with several large Civil segment projects bidding in the second half of 2020
•	Affirming 2020 EPS guidance of $1.80 to $2.10

LOS ANGELES – (BUSINESS WIRE) – July 29, 2020 – Tutor Perini Corporation (the “Company”) (NYSE: TPC), a leading civil, building and specialty construction company, reported results today for the three months ended June 30, 2020. Revenue was $1.3 billion, up 13% compared to $1.1 billion for the second quarter of last year. The Company experienced revenue growth across all segments despite impacts from the COVID-19 pandemic, which reduced the Company’s revenue for the second quarter by an estimated $130 million due to temporary project suspensions and reduced productivity that primarily impacted the Building and Specialty Contractors segments. The growth was driven by increased activities on large infrastructure projects that are progressing.

Income from construction operations for the second quarter of 2020 was $57.7 million compared to a loss from construction operations of $341.7 million for the second quarter of last year that resulted primarily from a $379.9 million pre-tax non-cash goodwill impairment charge recorded in that period. Income from construction operations for the second quarter of 2020 increased 51% compared to adjusted income from construction operations of $38.2 million for the same period last year. Net income attributable to the Company for the second quarter of 2020 was $18.7 million, or $0.37 per diluted share, compared to a net loss attributable to the Company of $320.5 million, or a loss of $6.38 per diluted share, and adjusted net income of $9.0 million, or adjusted diluted EPS of $0.18, for the second quarter of 2019. Adjusted income from construction operations, adjusted net income attributable to the Company and adjusted diluted EPS are non-GAAP financial measures and exclude the impact of the goodwill impairment charge. These non-GAAP financial measures are reconciled to the most nearly comparable GAAP financial measures in the financial tables below. The significant growth in adjusted income from construction operations and adjusted diluted EPS for the second quarter of 2020 was principally due to contributions from the above-mentioned infrastructure projects, partially offset by a $13.2 million (approximately $0.19 per diluted share) charge related to an unfavorable arbitration ruling pertaining to an electrical project in New York and the aforementioned COVID-19 impacts, which reduced income from construction operations and diluted EPS by approximately $9 million and $0.13, respectively.

Second quarter 2020 backlog remained robust at $10.0 billion compared to $11.4 billion reported for the same quarter last year. Backlog declined as a result of the higher current year revenue generated from near-record backlog at the end of 2019 outpacing current year new awards. In the second quarter of 2020, new awards totaled $0.7 billion and included more than $300 million of additional funding for certain Civil segment projects and over $235 million for various Building segment projects in California. The Company anticipates bidding on several large Civil segment projects in the second half of this year and expects that backlog will continue to support strong revenue growth.

The Company generated $92.2 million of operating cash in the second quarter of 2020, the largest second-quarter operating cash result since the merger in 2008 and nearly seven-fold better than the $13.3 million generated in the second quarter of 2019. Strong cash contributions driven by increased project execution activities on certain higher-margin projects were enhanced by progress made on the resolution and collection of disputed balances and a modest decrease in working capital in the second quarter of 2020. Settlements of certain disputed matters resulted in the collection of approximately $40 million in the quarter. Through the first half of 2020, the Company generated $58.2 million of operating cash, an improvement of nearly $170 million compared to the use of $111.5 million through the first half of 2019. The solid operating cash flow year-to-date resulted from the strong cash contributions associated with the increased project execution activities mentioned above and progress made on the resolution and collection of disputed balances, which more than offset an increase of $68.5 million in investment in working capital. Barring any significant impact on cash flows from the COVID-19 pandemic, the Company continues to anticipate that substantial cash collections associated with large projects and ongoing dispute resolution efforts will contribute to strong operating cash flow throughout the remainder of 2020.

The Company continues to evaluate options to address the spring-forward provision of its revolving credit facility and the refinancing or retirement of its outstanding Convertible Notes. New credit arrangements are expected to be finalized and announced in the third quarter of 2020.

Outlook and Guidance

“We delivered solid results for the second quarter and first half of 2020, highlighted by the largest second-quarter operating cash result since the merger in 2008 and double-digit revenue growth year-to-date across all segments,” commented Ronald Tutor, Chairman and Chief Executive Officer. Tutor continued, “Favorable execution on our large infrastructure projects is driving our strong revenue and earnings growth. Importantly, we produced these solid results despite the impacts of the COVID-19 pandemic. Finally, we have made good progress toward settlements of disputes with project owners and anticipate additional settlements and associated cash collections later this year and next year.”

As mentioned above, the COVID-19 pandemic reduced the Company’s revenue, income from construction operations and diluted EPS for the second quarter of 2020 by an estimated $130 million, $9 million and $0.13, respectively. Through the first half of 2020, we estimate that the COVID-19 impacts were $190 million, $12 million and $0.17, respectively. The vast majority of the Company’s projects, especially in the Civil segment, have been designated as essential business, which allows the Company to continue its work on those projects. However, due to the fluidity of the COVID-19 pandemic, the Company is unable at this time to accurately predict the pandemic’s future impact on the Company’s business, financial condition or performance.

Nonetheless, based on the Company’s results to date in 2020 and its current outlook for the remainder of the year, the Company is affirming its EPS guidance and still expects EPS to be in the range of $1.80 to $2.10. Earnings in 2020 are expected to be weighted more heavily to the second half of the year due to the anticipated continued progress of large infrastructure projects, as well as typical business seasonality.

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we are presenting certain non-GAAP financial measures. We are providing these non-GAAP financial measures to disclose additional information to facilitate the comparison of past and present operations, and they are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results, provide management and investors with an additional understanding of our business operating results, including underlying trends.

These non-GAAP financial measures, which exclude the non-cash goodwill impairment charge incurred in the second quarter of 2019 (as well as the tax benefit associated with that charge), include adjusted income (loss) from construction operations, adjusted net income attributable to Tutor Perini Corporation, adjusted diluted EPS and adjusted effective income tax rate. These non-GAAP financial measures are not intended to replace the presentation of our financial results in accordance with GAAP, and they may not be comparable to other similarly titled non-GAAP financial measures presented by other companies. Reconciliations of these non-GAAP financial measures to the most nearly comparable GAAP financial measures are presented below. There were no adjustments for the three and six months ended June 30, 2020; therefore, the non-GAAP financial measures do not differ from GAAP results in those periods.

Reconciliation of Non-GAAP Financial Measures
			Specialty		Consolidated
(in millions)	Civil	Building	Contractors	Corporate	Total
Three Months Ended June 30, 2019
Income (loss) from construction operations, as reported	$(164.5)	$(3.8)	$(159.8)	$(13.6)	$(341.7)
Plus: Goodwill impairment charge	210.2	13.5	156.2	—	379.9
Adjusted income (loss) from construction operations	$45.7	$9.7	$(3.6)	$(13.6)	$38.2

			Specialty		Consolidated
	Civil	Building	Contractors	Corporate	Total
Six Months Ended June 30, 2019
Income (loss) from construction operations, as reported	$(122.7)	$(0.7)	$(167.3)	$(28.1)	$(318.8)
Plus: Goodwill impairment charge	210.2	13.5	156.2	—	379.9
Adjusted income (loss) from construction operations	$87.5	$12.8	$(11.1)	$(28.1)	$61.1

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per common share amounts and percentages)	2020	2019	2020	2019
Net income (loss) attributable to Tutor Perini Corporation, as reported	$18.7	$(320.5)	$36.1	$(320.9)
Plus: Goodwill impairment charge	—	379.9	—	379.9
Less: Tax benefit provided on goodwill impairment charge	—	(50.4)	—	(50.4)
Adjusted net income attributable to Tutor Perini Corporation	$18.7	$9.0	$36.1	$8.6

Diluted earnings (loss) per common share, as reported	$0.37	$(6.38)	$0.71	$(6.40)
Plus: Goodwill impairment charge	—	7.56	—	7.57
Less: Tax benefit provided on goodwill impairment charge	—	(1.00)	—	(1.00)
Adjusted diluted earnings per common share	$0.37	$0.18	$0.71	$0.17

Effective income tax rate, as reported	23.7%	(12.0)%	20.5%	(11.6)%
Tax effect of goodwill impairment charge	—%	46.7%	—%	45.6%
Adjusted effective income tax rate	23.7%	34.7%	20.5%	34.0%

Second Quarter 2020 Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, July 29, 2020, to discuss the second quarter 2020 results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC). We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private customers throughout the world.

Forward-Looking Statements

The statements contained in this release, including those set forth in the section “Outlook and Guidance,” that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. While the Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them, there can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of the COVID-19 pandemic and related events that are beyond our control, including possible effects on our business and operations, customers and suppliers, and employees, contractors and subcontractors, which could affect adversely our projects and the geographic regions in which we conduct business; a significant slowdown or decline in economic conditions; revisions of estimates of contract risks, revenue or costs, the timing of new awards or the pace of project execution, which may result in losses or lower than anticipated profit; unfavorable outcomes of existing or future litigation or dispute resolution proceedings against customers (project owners, developers, general contractors, etc.), subcontractors or suppliers, as well as failure to promptly recover significant working capital invested in projects subject to such matters; the requirement to perform extra, or change order, work resulting in disputes or claims or adversely affecting our working capital, profits and cash flows; risks and other uncertainties associated with assumptions and estimates used to prepare financial statements; inability to retain key members of our management, to hire and retain personnel required to complete projects or implement succession plans for key officers; client cancellations of, or reductions in scope under, contracts reported in our backlog; failure to meet contractual schedule requirements, which could result in higher costs and reduced profits or, in some cases, exposure to financial liability for liquidated damages and/or damages to customers; failure to meet our obligations under our debt agreements; decreases in the level of government spending for infrastructure and other public projects; downgrades in our credit ratings; failure of our joint venture partners to perform their venture obligations, which could impose additional financial and performance obligations on us, resulting in reduced profits or losses; increased competition and failure to secure new contracts; impairment of our goodwill or other indefinite-lived intangible assets; economic, political and other risks, including civil unrest, security issues, labor conditions, corruption and other unforeseeable events in countries where we do business, resulting in unanticipated losses; possible systems and information technology interruptions, including due to cyberattack, systems failures or other similar events; the impact of inclement weather conditions on projects; failure to comply with laws and regulations related to government contracts; potential dilutive impact of our Convertible Notes in our EPS calculation; uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; conversion of our outstanding Convertible Notes that could dilute ownership interests of existing stockholders and could adversely affect the market price of our common stock; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 26, 2020 and in other reports that we file with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications

www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per common share amounts)	2020	2019	2020	2019
REVENUE	$1,276,427	$1,125,275	$2,527,156	$2,083,762
COST OF OPERATIONS	(1,158,673)	(1,024,332)	(2,298,322)	(1,894,349)
GROSS PROFIT	117,754	100,943	228,834	189,413
General and administrative expenses	(60,058)	(62,797)	(123,911)	(128,354)
Goodwill impairment	—	(379,863)	—	(379,863)
INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	57,696	(341,717)	104,923	(318,804)
Other income (expense)	(797)	900	(316)	1,322
Interest expense	(16,464)	(17,522)	(32,900)	(33,947)
INCOME (LOSS) BEFORE INCOME TAXES	40,435	(358,339)	71,707	(351,429)
Income tax (expense) benefit	(9,576)	42,900	(14,710)	40,712
NET INCOME (LOSS)	30,859	(315,439)	56,997	(310,717)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	12,150	5,091	20,917	10,169
NET INCOME (LOSS) ATTRIBUTABLE TO TUTOR PERINI CORPORATION	$18,709	$(320,530)	$36,080	$(320,886)
BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.37	$(6.38)	$0.71	$(6.40)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.37	$(6.38)	$0.71	$(6.40)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	50,667	50,224	50,502	50,161
DILUTED	50,935	50,224	50,885	50,161

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
			Specialty					Consolidated
(in thousands)	Civil	Building	Contractors	Total		Corporate		Total
Three Months Ended June 30, 2020
Total revenue	$644,685	$490,317	$234,497	$1,369,499		$—		$1,369,499
Elimination of intersegment revenue	(75,709)	(17,296)	(67)	(93,072)		—		(93,072)
Revenue from external customers	$568,976	$473,021	$234,430	$1,276,427		$—		$1,276,427
Income (loss) from construction operations	$65,398	$17,789	$(11,388)	$71,799	(a)	$(14,103)	(b)	$57,696
Capital expenditures	$18,951	$186	$255	$19,392		$301		$19,693
Depreciation and amortization(c)	$21,775	$428	$995	$23,198		$2,767		$25,965

Three Months Ended June 30, 2019
Total revenue	$541,117	$433,559	$223,299	$1,197,975		$—		$1,197,975
Elimination of intersegment revenue	(67,459)	(5,241)	—	(72,700)		—		(72,700)
Revenue from external customers	$473,658	$428,318	$223,299	$1,125,275		$—		$1,125,275
Income (loss) from construction operations	$(164,472)	$(3,810)	$(159,795)	$(328,077)	(d)	$(13,640)	(b)	$(341,717)
Capital expenditures	$24,439	$150	$110	$24,699		$235		$24,934
Depreciation and amortization(c)	$10,285	$497	$1,061	$11,843		$2,754		$14,597
(a)

During the three months ended June 30, 2020, income (loss) from construction operations was impacted by $13.2 million (an unfavorable after-tax impact of $9.5 million, or $0.19 per diluted share) due to an adverse arbitration ruling pertaining to an electrical project in New York in the Specialty Contractors segment.

(b)	Consists primarily of corporate general and administrative expenses.
(c)	Depreciation and amortization is included in income (loss) from construction operations.
(d)

During the three months ended June 30, 2019, the Company recorded a non-cash goodwill impairment charge of $379.9 million in income (loss) from construction operations (an unfavorable after-tax impact of $329.5 million, or $6.56 per diluted share) resulting from an interim impairment test the Company performed as of June 1, 2019.

	Reportable Segments
			Specialty					Consolidated
(in thousands)	Civil	Building	Contractors	Total		Corporate		Total
Six Months Ended June 30, 2020
Total revenue	$1,224,771	$995,400	$516,949	$2,737,120		$—		$2,737,120
Elimination of intersegment revenue	(169,166)	(40,615)	(183)	(209,964)		—		(209,964)
Revenue from external customers	$1,055,605	$954,785	$516,766	$2,527,156		$—		$2,527,156
Income (loss) from construction operations	$111,519	$21,305	$(3,109)	$129,715	(a)	$(24,792)	(b)	$104,923
Capital expenditures	$30,143	$198	$728	$31,069		$317		$31,386
Depreciation and amortization(c)	$40,391	$855	$1,988	$43,234		$5,542		$48,776

Six Months Ended June 30, 2019
Total revenue	$924,739	$869,802	$414,826	$2,209,367		$—		$2,209,367
Elimination of intersegment revenue	(117,587)	(8,018)	—	(125,605)		—		(125,605)
Revenue from external customers	$807,152	$861,784	$414,826	$2,083,762		$—		$2,083,762
Income (loss) from construction operations	$(122,727)	$(677)	$(167,283)	$(290,687)	(d)	$(28,117)	(b)	$(318,804)
Capital expenditures	$38,451	$205	$233	$38,889		$457		$39,346
Depreciation and amortization(c)	$19,655	$1,000	$2,125	$22,780		$5,534		$28,314
(a)

During the six months ended June 30, 2020, income (loss) from construction operations was impacted by $13.2 million (an unfavorable after-tax impact of $9.5 million, or $0.19 per diluted share) due to an adverse arbitration ruling pertaining to an electrical project in New York in the Specialty Contractors segment.

(b)	Consists primarily of corporate general and administrative expenses.
(c)	Depreciation and amortization is included in income (loss) from construction operations.
(d)

During the six months ended June 30, 2019, the Company recorded a non-cash goodwill impairment charge of $379.9 million in income (loss) from construction operations (an unfavorable after-tax impact of $329.5 million, or $6.57 per diluted share) resulting from an interim impairment test the Company performed as of June 1, 2019.

Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited

	As of June 30,	As of December 31,
(in thousands, except share and per share amounts)	2020	2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents ($92,056 and $103,850 related to variable interest entities ("VIEs"))	$182,599	$193,685
Restricted cash	8,892	8,416
Restricted investments	75,382	70,974
Accounts receivable ($129,081 and $91,090 related to VIEs)	1,586,560	1,354,519
Retainage receivable ($98,304 and $89,132 related to VIEs)	581,495	562,375
Costs and estimated earnings in excess of billings ($26,392 and $22,764 related to VIEs)	1,149,103	1,123,544
Other current assets ($55,286 and $58,128 related to VIEs)	222,392	197,473
Total current assets	3,806,423	3,510,986
PROPERTY AND EQUIPMENT ("P&E"), net of accumulated depreciation of $417,575 and $388,147 (net P&E of $34,669 and $49,919 related to VIEs)	504,722	509,685
GOODWILL	205,143	205,143
INTANGIBLE ASSETS, NET	140,674	155,270
OTHER ASSETS	106,641	104,693
TOTAL ASSETS	$4,763,603	$4,485,777

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt, net of unamortized discount and debt issuance costs totaling $11,911 and $0	$320,790	$124,054
Accounts payable ($110,676 and $93,848 related to VIEs)	770,515	682,699
Retainage payable ($19,589 and $13,967 related to VIEs)	278,045	252,181
Billings in excess of costs and estimated earnings ($434,608 and $422,847 related to VIEs)	962,446	844,389
Accrued expenses and other current liabilities ($16,212 and $25,402 related to VIEs)	209,576	206,533
Total current liabilities	2,541,372	2,109,856
LONG-TERM DEBT, less current maturities, net of unamortized discount and debt issuance costs totaling $5,190 and $23,343	515,629	710,422
DEFERRED INCOME TAXES	41,329	35,686
OTHER LONG-TERM LIABILITIES	201,132	199,288
TOTAL LIABILITIES	3,299,462	3,055,252
COMMITMENTS AND CONTINGENCIES
EQUITY
Stockholders' equity:
Preferred stock - authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock - authorized 75,000,000 shares ($1 par value), issued and outstanding 50,771,288 and 50,278,816 shares	50,771	50,279
Additional paid-in capital	1,124,672	1,117,972
Retained earnings	350,071	313,991
Accumulated other comprehensive loss	(40,597)	(42,100)
Total stockholders' equity	1,484,917	1,440,142
Noncontrolling interests	(20,776)	(9,617)
TOTAL EQUITY	1,464,141	1,430,525
TOTAL LIABILITIES AND EQUITY	$4,763,603	$4,485,777

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited

	Six Months Ended June 30,
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$56,997	$(310,717)
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities:
Goodwill impairment	—	379,863
Depreciation	34,180	26,543
Amortization of intangible assets	14,596	1,771
Share-based compensation expense	8,264	10,078
Change in debt discount and deferred debt issuance costs	7,046	6,442
Deferred income taxes	5,423	(50,321)
Loss (gain) on sale of property and equipment	31	(1,479)
Changes in other components of working capital	(68,471)	(177,471)
Other long-term liabilities	1,295	3,209
Other, net	(1,131)	596
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	58,230	(111,486)

Cash Flows from Investing Activities:
Acquisition of property and equipment	(31,386)	(39,346)
Proceeds from sale of property and equipment	1,082	3,629
Investment in securities	(13,319)	(13,660)
Proceeds from maturities and sales of investments in securities	10,985	8,131
NET CASH USED IN INVESTING ACTIVITIES	(32,638)	(41,246)

Cash Flows from Financing Activities:
Proceeds from debt	752,843	716,139
Repayment of debt	(757,141)	(527,159)
Cash payments related to share-based compensation	(994)	(2,363)
Distributions paid to noncontrolling interests	(30,910)	(4,000)
Contributions from noncontrolling interests	—	5,379
Debt modification costs	—	(504)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(36,202)	187,492

Net increase (decrease) in cash, cash equivalents and restricted cash	(10,610)	34,760
Cash, cash equivalents and restricted cash at beginning of period	202,101	119,863
Cash, cash equivalents and restricted cash at end of period	$191,491	$154,623

Tutor Perini Corporation
Backlog Information
Unaudited

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Three Months Ended	Three Months Ended	Backlog at
(in millions)	March 31, 2020	June 30, 2020(a)	June 30, 2020	June 30, 2020
Civil	$5,729.1	$376.8	$(569.0)	$5,536.9
Building	2,491.5	260.0	(473.0)	2,278.5
Specialty Contractors	2,337.0	80.6	(234.4)	2,183.2
Total	$10,557.6	$717.4	$(1,276.4)	$9,998.6

			Revenue
		New Awards in the	Recognized in the
	Backlog at	Six Months Ended	Six Months Ended	Backlog at
(in millions)	December 31, 2019	June 30, 2020(a)	June 30, 2020	June 30, 2020
Civil	$6,037.2	$555.3	$(1,055.6)	$5,536.9
Building	2,790.3	443.0	(954.8)	2,278.5
Specialty Contractors	2,393.6	306.4	(516.8)	2,183.2
Total	$11,221.1	$1,304.7	$(2,527.2)	$9,998.6
(a) New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.